UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                    FORM 3

                          OMB APROVAL
                          OMB NUMBER:          3235-0104
                          Expires:     December 31, 2001
                          Estimated average burden
                          hours per response........0.5

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

   Emerson Electric Co.(1)
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     (Last)                         (First)                      (Middle)

   8000 W. Florissant Avenue
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                                   (Street)

   St. Louis                          MO                              63136
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     (City)                         (State)                           (Zip)

2.   Date of Event Requiring Statement (Month/Day/Year)

     01/31/02
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3.   IRS or Social Security Number of Reporting Person (Voluntary)

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4.   Issuer Name and Ticker or Trading Symbol

     MKS Instruments, Inc. (MKSI)
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5.   Relationship of Reporting Person to Issuer   (Check all applicable)

       Director                                        X 10% Owner
    ---                                               ---

       Officer (give title below)                        Other (specify below)
    ---                                               ---

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6.   If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint/Group Filing (Check Applicable Line)

    Form filed by One Reporting Person
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  X Form filed by More than One Reporting Person
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             Table I Non-Derivative Securities Beneficially Owned


1.   Title of Security        2. Amount of Securities     3. Ownership         4.   Nature of Indirect
     (Instr. 4)                  Beneficially Owned          Form: Direct           Beneficial Ownership
                                 (Instr. 4)                  (D) or Indirect        (Instr. 5)
                                                             (I)(Instr. 5)
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
Common Stock                    3,036,611                         D
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Common Stock                    8,963,389                         I(2)                Through a Subsidiary
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* If the form is filed by more than one reporting person, see Instruction
   5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially
          owned directly or indirectly.                                                                           Page 1 of 3 (Over)
                                                                                                                     SEC 1473 (3-99)

               Table II Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)



1.   Title of Derivative       2. Date Exercisable          3.   Title and Amount of     4. Conver-    5. Owner-    6. Nature
     Security (Instr. 4)          and Expiration                 Securities Underlying      sion or       ship         of In-
                                  Date (Month/Day/ Year)         Derivative Securities      Exercise      Form of      direct
                                  -------------------------         (Instr. 4)              Price of      Deriv-       Bene-
                                  Date           Expira-       -------------------------    Derivative    ative        ficial
                                  Exer-          tion             Title           Amount    Security      Security:    Owner-
                                  cisable        Date                             or                      Direct       ship
                                                                                  Number                  (D) or      (Instr.
                                                                                  of                      Indirect     5)
                                                                                  Shares                  (I)
                                                                                                          (Instr.
                                                                                                          5)
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

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Explanation of Responses:

(1)  Please see attached Joint Filer Information.
(2)  The reported securities are owned directly by Astec America, Inc. The
     Reporting Person is the ultimate parent company of Astec America, Inc.



/s/ Harley M. Smith
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**Signature of Reporting Person

By: Harley M. Smith, Assistant Secretary


/s/ David C. Moon
-------------------------------
**Signature of Reporting Person
By: David C. Moon, as Vice President of
Astec America, Inc.


          02/07/02
-------------------------------
            Date



**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information
contained in this form are not required to respond unless the form displays                                            Page 2 of 3
a currently valid OMB Number.                                                                                        SEC 1473 (3-99)




                            Joint Filer Information

Astec America Inc., 5810 Van Allen Way, Carlsbad, California 92008, has designated Emerson Electric Co. as the "Designated Filer" for the purposes of the attached Form 3.

Issuer & Ticker Symbol: MKS Instruments, Inc. (MKSI)

Date of Event Requiring Statement: 01/31/02


Signature: /s/ Harley M. Smith
          -----------------------------------------------------------
          By: Harley M. Smith, Assistant Secretary of
              Emerson Electric Co.



Signature: /s/ David C. Moon
          -----------------------------------------------------------
          By: David C. Moon, as Vice President of Astec America, Inc.




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